Exhibit 10.8

25134 Rye Canyon Loop Suite 300 Valencia, CA 91355 Main: (661) 775-5300 Fax: (661) 775-2081 www.mannkindcorp.com

March 11, 2016

Juergen Martens

4444 Jardin Street

Irving, Texas 75038

Re: Separation Agreement

Dear Juergen:

This letter sets forth the terms of the separation agreement (the “Agreement”) that MannKind Corporation (the “Company”) is offering to you to aid in your employment transition.

1. Separation. Your employment with the Company will continue through no later than March 18, 2016, which will become your employment termination date (the “Separation Date”).

2. Accrued Salary and Paid Time Off. Upon your Separation Date, the Company will pay you all accrued salary, and all accrued and unused paid time off earned through the Separation Date, subject to standard payroll deductions and withholdings. You will receive these payments regardless of whether you enter into this Agreement.

3. Severance Benefits. You will be paid the severance benefits described in this Section 4 (the “Severance Benefits”), provided that, on or within twenty-one (21) days from the Separation Date, you sign, date, and return to the Company, the General Release of Claims (the “General Release”) attached hereto as Exhibit A, and allow it to become effective in accordance with its terms. The Severance Benefits are as follows:

(a) Cash Severance Payment. Continuation of your annual base salary as of the Separation Date for a period of twelve (12) months (the “Severance Period”).

(b) COBRA Coverage. If you timely elect continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or any state equivalent, for yourself and your covered dependents under the Company’s group health plans following the Separation Date, then the Company shall pay the premiums for such health care coverage (such payments, the “COBRA Premiums”) necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the Separation Date until the earliest of (i) the close of the Severance Period, (ii) the expiration of your eligibility for continuation coverage under COBRA, and (iii) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (i) through (iii), the “COBRA Payment Period”). If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA coverage during the period provided in this section, you must

March 11, 2016

Juergen Martens

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immediately notify the Company of such event, and the Company’s obligation to pay COBRA Premiums on your behalf shall cease. In addition, during the COBRA Payment Period, to the extent permitted under the terms of the applicable plans, the Company will pay for continued additional health coverage (such as Exec-U-Care), life, accidental death and disability and other insurance programs for you and your family members, if applicable, to the extent such programs existed on the Separation Date (such additional coverage, the “Supplemental Coverage”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that its payment of the COBRA Premiums or, as applicable, the premiums for the Supplemental Coverage on your behalf would result in a violation of applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying such premiums on your behalf, the Company will pay you on the last day of each remaining month of the COBRA Payment Period a cash payment equal to the amount of such premiums for that month on a post-tax basis, which payment shall be subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the expiration of the COBRA Payment Period prior to the end of the Severance Period. Such Special Severance Payment shall end on the earlier of (x) the date on which you commence other employment and (y) the close of the Severance Period.

(c) Equity Acceleration. The vesting of each of your time-based RSUs and Options will be accelerated such that you will become vested in those RSUs and Options that would have vested during the Severance Period had you remained an employee of the Company through such date. Please note that your vested Option shares will be exercisable pursuant to the terms of the Plans and applicable grant documents, which typically provide that vested Options may be exercised during a specified period that commences on the Separation Date.

4. No Other Compensation or Benefits. You acknowledge that, except as expressly provided in this Agreement, you have not earned, you will not receive and you are not entitled to receive from the Company any additional compensation (including base salary, bonus, or incentive compensation), severance, or benefits prior to, on, or after the Separation Date, including, but not limited to the Executive Severance Agreement between you and the Company dated October 10, 2007. For clarity, if all other Senior Executives employed by the Company do not receive an annual bonus for work performed in 2015, you shall not be entitled to receive such a bonus. In addition, if one or more Senior Executives receives additional equity awards prior to the Separation Date as part of a retention or long-term incentive program, you will not be eligible to receive any such equity awards.

5. Expense Reimbursements. You agree that, within thirty (30) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse such expenses pursuant to its regular business practice. If you are required to travel before or during the Transition Period to discharge your duties, then you shall be subject to the same travel expense guidelines as apply to Executive Leadership Team members.

March 11, 2016

Juergen Martens

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6. Return of Company Property. By the Separation Date, you shall return to the Company all Company documents (and all copies or reproductions thereof) and other Company property within your possession or control, including, but not limited to, Company hardcopy and electronic files, email, notes, drawings, records, reports, studies, compilations of data, business plans and forecasts, proposals, agreements, financial and operational information, sales and marketing information, research and development information, product and prototype information, personnel information, specifications, computer-recorded information, tangible property and equipment including, but not limited to, credit cards, entry cards, identification badges, keys, computing and communication devices; and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions or embodiments thereof, in whole or in part). Your timely return of all such Company documents and other property is a condition precedent to your receipt of the benefits provided under this Agreement; provided that you are permitted to retain copies of any agreement that you signed with the Company (after leaving with the Company the original or another copy, if you do not possess the original). Your return of property and information shall include return of a copy of any Company information stored on any personal computing device, and deletion of all such information from your personal devices without retention of any copy or embodiment; and you agree to permit the Company to inspect any such device, if there is a reasonable basis to suspect that you retained any such documents, to ensure that such return and deletion of information has taken place.

7. Proprietary Information Protection and Assignment of Rights to Work Product. You acknowledge and agree to abide by your continuing obligations under your Employee Proprietary Information and Inventions Agreement. You further agree that, both during and after your employment, you will make no use or disclosure of any Company proprietary or confidential information unless specifically authorized in writing by a Company officer. You hereby assign to the Company all right, title, and interest you may have in any and all inventions, developments, concepts, methods, trade secrets, intellectual property, or other work product developed or obtained by you during your employment with the Company that relates to any actual or anticipated line of business, product, service, or activity of the Company, or your performance of services for the Company, or was produced on Company time or equipment.

8. Confidentiality. The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement in confidence to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.

9. Nondisparagement. Both parties agree not to disparage the other party and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations, provided that a party may respond accurately and fully to any inquiry to the extent required by legal process.

March 11, 2016

Juergen Martens

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10. No Admissions. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

11. Dispute Resolution. To aid in the rapid and economical resolution of any disputes which may arise under this Agreement, you and the Company agree that any and all claims, disputes or controversies of any nature whatsoever arising from or regarding the interpretation, performance, negotiation, execution, enforcement or breach of this Agreement, your employment, or the termination of your employment, shall be resolved by confidential, final and binding arbitration conducted before a single arbitrator with JAMS, Inc. (“JAMS”) in the Los Angeles, California area, in accordance with JAMS’ then-applicable arbitration rules, which appear at the following link: http://www.jamsadr.com/rules-comprehensive-arbitration/. The parties acknowledge that by agreeing to this arbitration procedure, they waive the right to resolve any such dispute through a trial by jury, judge or administrative proceeding. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall bear JAMS’ arbitration fees and administrative costs. Nothing in this Agreement shall prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

12 Miscellaneous. This Agreement, including all exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations, including, but not limited to, your employment offer letter, Executive Severance Agreement and Employee Proprietary Information and Inventions Agreement (insofar as it may be inconsistent with this Agreement). This Agreement may not be modified or amended except in a written agreement signed by both you and a duly authorized officer of the Company. If any provision of this Agreement (including, but not limited to, the Employee Proprietary Information and Inventions Agreement, incorporated by reference herein) becomes or is declared illegal, unenforceable or void, this Agreement shall continue in full force and effect, and said provision shall be deemed modified and enforceable consistent with the intent of the parties insofar as possible under applicable law. This Agreement will be construed and enforced in accordance with the laws of the State of California without respect to conflicts of law principles. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement must be in writing and shall not be deemed a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

March 11, 2016

Juergen Martens

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If this Agreement is acceptable to you, please sign below on or within fourteen (14) calendar days and then promptly return the fully signed original to me. The Company’s offer contained herein will automatically expire if we do not receive the fully signed Agreement from you within this timeframe.

March 11, 2016

Juergen Martens

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We wish you the best in your future endeavors.

Sincerely,

MANNKIND CORPORATION

By:	/s/ Matthew Pfeffer
Matthew Pfeffer Chief Executive Officer

Exhibit A – General Release of Claims

UNDERSTOOD AND AGREED:

/s/ Juergen Martens
Juergen Martens

Date:	March 11, 2016

EXHIBIT A

SEPARATION DATE RELEASE

(To be signed on or within 21 days after the Separation Date.)

In consideration for the various benefits provided to me by MannKind Corporation (the “Company” pursuant to my Separation Agreement with the Company dated March 11, 2016 (the “Agreement”), I agree to the terms below.

I hereby confirm that: I have been paid all compensation owed for all hours worked by me for the Company; I have received all leave and leave benefits and protections for which I was eligible (pursuant to the Family and Medical Leave Act, the California Family Rights Act or otherwise) in connection with my work with the Company; and I have not suffered any injury or illness in connection with my work with the Company for which I have not already filed a claim.

I hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, arising from or in any way related to events, acts, conduct, or omissions occurring prior to and including the time I sign this Separation Date Release (the “Release”). This general release includes, but is not limited to: (1) all claims arising from or in any way related to my employment with the Company, or the termination of that employment; (2) all claims related to compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), ERISA, the California Fair Employment and Housing Act (as amended), the California Labor Code (as amended), and the California Family Rights Act.

I am not releasing: (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights I have to file or pursue a claim for workers’ compensation or unemployment insurance; and (iv) any rights I have pursuant to my Separation Agreement with the Company dated March 11, 2016. In addition, nothing in this Agreement prevents me from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or any other analogous federal or state government agency, except that I acknowledge and agree that I hereby waive my right to any monetary benefits in connection with any such claim, charge or proceeding.

B-1

I also acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (“Release ADEA Waiver”). I also acknowledge that the consideration given for the Release ADEA Waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my release and waiver herein does not apply to any rights or claims that arise after the date I sign this Release; (b) I should consult with an attorney prior to signing this Release (although I may choose voluntarily not to do so); (c) I have twenty-one (21) days to consider this Release (although I may choose to voluntarily sign it sooner); (d) I have seven (7) days following the date I sign this Release to revoke it (by sending written revocation directly to the Company’s Chief Executive Officer); and (e) the Release will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after I sign this Release (the “Release Effective Date”).

I UNDERSTAND THAT THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. I acknowledge that I have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” I hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to my release of claims herein, including but not limited to the release of unknown and unsuspected claims.

This Release, together with the Agreement (including all exhibits thereto), constitutes the complete, final and exclusive embodiment of the entire agreement between me and the Company with regard to this subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained in the Release or the Agreement, and it entirely supersedes any other such promises, warranties or representations, whether oral or written.

By:
Juergen Martens

Date: